EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-148789 and 333-137859) on Form S-8 of ClearOne, Inc. of our report dated March 19, 2014, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of ClearOne, Inc. for the year ended December 31, 2013.

/s/ McGladrey LLP
Irvine, California
March 19, 2014